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Exhibit (a)(1)(X)

FORM OF EMAIL REGARDING REVISED INDIVIDUAL STATEMENT OF OPTIONS

To:	Eligible Employees
From:	Connie Fredrickson-Bray
Date:	January 20, 2006
Subject:	Revise Option Table

        Next week, you will receive a revised table that was located on the first page of your Individual Summary Statement. This table has been revised due to an error in the calculation of the break even price. The revised table you will receive next week will be corrected and will match the calculation on the Exchange Modeling Tool that uses an example market price of $17.00 and your personal option information.

        Our apologies for any inconvenience this may have caused.

Best regards,
Connie Fredrickson-Bray

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  Exhibit (a)(1)(X)
FORM OF EMAIL REGARDING REVISED INDIVIDUAL STATEMENT OF OPTIONS